Exhibit 99.1

First National Corporation

PRESS RELEASE:

FIRST NATIONAL CORPORATION ANNOUNCES STOCK SPLIT

March 18, 2005         9:00 a.m.

  Traded: OTCBB

         Symbol: FXNC

FOR IMMEDIATE RELEASE (Strasburg, Virginia) — The Board of Directors of First National Corporation declared a two-for-one stock split on March 16, 2005 with respect to shares of its common stock payable on April 29, 2005 to shareholders of record as of March 30, 2005.

“This two-for-one stock split is another step we are taking to increase shareholder value,” stated Harry S. Smith, President & CEO of First National.  As a result of the stock split, each of the Company’s shareholders will own twice as many shares.  After the stock split, there will be 2,924,124 shares of common stock outstanding and 8,000,000 authorized.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank, which has assets of approximately $418 million.  First Bank, which began operations in 1907, operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.

Contacts:

Harry S. Smith

M. Shane Bell

President & CEO

Senior Vice President & CFO

hsmith@firstbank-va.com

sbell@firstbank-va.com

(540) 465-9121

(540) 465-9121

Certain information in this discussion may include forward looking statements, within the meaning of federal securities laws that are subject to risks and uncertainties.  These forward looking statements may include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.